UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2012

CENVEO, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (203) 595−3000

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[  ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[  ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Items 1.01    Entry into a Material Definitive Agreement.

On January 30, 2012, Cenveo, Inc. announced that an asset purchase agreement (the “Purchase Agreement”) among Cenveo Corporation (“Cenveo”), Cenveo Resale Ohio, LLC and Printegra Corporation (collectively, the “Sellers”), subsidiaries of Cenveo, Inc. (the “Company”), was entered into with Crabar/GBF, Inc. (“Crabar”) and Ennis, Inc., the parent of Crabar (“Ennis”), to sell certain assets of its forms and business documents group to Crabar for a purchase price of $40,000,000 plus the assumption of certain liabilities.  The Purchase Agreement contains customary representations, warranties, covenants and indemnities.  The consummation of the sale pursuant to the Purchase Agreement is subject to customary closing conditions, as well as the receipt of approval from our lenders to an amendment to Cenveo’s senior secured credit agreement.  The required lenders have approved such amendment, and such amendment will become effective upon the consummation of the sale.  Such amendment will also allow Cenveo, subject to the satisfaction of certain conditions, to repurchase debt issued under its note indentures in an amount not to exceed an amount equal to 75% of the net proceeds of the sale.  Other than the Purchase Agreement and the agreements entered into in connection with the Purchase Agreement, there is no material relationship between the Company and Crabar or Ennis.

Item 8.01    Other Events.

On January 30, 2012, the Company issued a press release, which is attached as Exhibit 99.1 to this report and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(c)	Exhibits.

Exhibit
Number            Description

99.1	Press release of Cenveo, Inc. dated January 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 3, 2012

CENVEO, INC.

By:       /s/ Mark S. Hiltwein
Mark S. Hiltwein
Executive Vice President,
Chief Financial Officer

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits.

Exhibit
Number              Description

99.1                   Press release of Cenveo, Inc. dated January 30, 2012.